Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Registration Nos. 33-59222 and 33-55837), Form S-4 (Registration No. 333-99569) and Form S-8 (Registration Nos. 33-42230 and 333-64531) of Metaldyne Corporation of our report dated March 11, 2003, except as to the effect of the matters described in Notes 2 and 16, which are as of November 10, 2004, relating to the financial statements and financial statement schedule, which appears in this Form 10-K.

PricewaterhouseCoopers LLP

Detroit, Michigan
November 10, 2004